REDEMPTION AGREEMENT


THIS REDEMPTION AGREEMENT ("Agreement"), effective as of this 8th day of January, 2001, by and between e-automate Corporation ("E-Automate"), a Delaware Corporation having a place of business at 831 E. 340 S., American Fork, Utah 84003; and Aspen Capital Resources, LLC ("Aspen"), a Utah limited liability company having a place of business at 8989 South Schofield Circle, Sandy, Utah 84093.


RECITALS

The parties deem the following to be relevant to their intent and decision to enter into this agreement:

(1)	The parties entered into a Securities Purchase Agreement ("Purchase
Agreement") dated June 19, 2000, pursuant to which Aspen agreed to purchase from E-Automate Series 2000-A Preferred Stock and Warrants, as defined in the Purchase Agreement; and

(2)	Pursuant to the Purchase Agreement, Aspen purchased a total of 2,083 shares of Series 2000-A Preferred Shares and received 416,600 Warrants to purchase additional Common Shares, in return for payments totally $2,083,000; and

(3)	The parties agree that it is in their mutual best interest to suspend implementation of the terms of the Purchase Agreement and for E-Automate to redeem the Series 2000-A Preferred Shares and a portion of the Warrants for their initial purchase price.

TERMS OF AGREEMENT

In consideration of the mutual promises, representations, terms and conditions set forth below, the parties hereby agree as follows:

(1) Suspension of Purchase Agreement. The rights and obligations of the parties set forth in the Purchase Agreement are hereby suspended until May 1, 2001. The parties agree that neither will seek enforcement of rights or remedies set forth in the Purchase Agreement so long as the other party is not in material breach of the terms of this Agreement which breach remains uncured fifteen (15) days after written notification of the nature of the breach and the remedial action required to cure the breach.

(2) Redemption of Shares; Cancellation of Warrants. Not later than the close of business on May 1, 2000, E-Automate agrees to redeem all the Series 2000-A Preferred Shares held by Aspen (totaling 2,083 shares) and Aspen agrees to cancel all Warrants (the Warrants to be cancelled representing the right to purchase 416,600 shares), by tendering to Aspen a total of $2,083,000 in same-day funds and delivering new Warrants, in the same form as the Warrants granted under the Purchase Agreement, representing the right to purchase 200,000 shares of common stock of E-Automate at a price of one dollar ($1.00) per share. Such newly issued Warrants shall be exercisable effective immediately and continuing a period of forty-eight (48) months following commencement of public trading of E-Automate stock.

(3) Cancellation or Restoration of Purchase Agreement. If E-Automate redeems the shares and warrants as set forth in Article (2), above, the Purchase Agreement shall be deemed cancelled and of no further force and effect. If E-Automate fails to redeem the shares and warrants as set forth in Article (2), above, suspension of the Purchase Agreement, as set forth in Article (1), above, shall cease, and the terms and conditions of the Purchase Agreement shall be restored, together with all rights and remedies set forth therein, including such rights and remedies that would have accrued but for the suspension set forth above.

(4) Piggyback Registration Rights. E-Automate covenants that if at any time when any Warrant may be exercised, E-Automate should file a registration statement on behalf of the Company pursuant to applicable federal or state securities laws for a public offering of securities, E-Automate will provide written notification to Aspen at least 30days but not more than 60 days prior to the filing date of such registration statement or offering statement and will register or quality or cause to be registered or qualified, subject to the rights pursuant to which the registration or qualification is filed, at the option of Aspen and at the sole cost and expense of E-Automate, the sale and resale by Aspen of all of the shares issuable upon the Warrants, and E-automate will maintain such registration statement effective for all periods during which any of the Warrants may be exercised.

(5) Confidentiality. The parties agree that the existence and terms of this Redemption Agreement shall be Confidential Information. The parties agree to hold each other's Confidential Information in confidence using the same degree of care used for their own Confidential Information but no less than reasonable care. The parties agree, unless required by a lawful court order, subpoena, or similar legal request, not to make the other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. If a party is required to disclose the other's Confidential Information by a lawful court order, subpoena, or similar legal request, the party shall promptly notify the other in writing of such requirement so that the other party may seek an appropriate protective order.

(6) Dispute Resolution.   Any unresolved dispute or controversy arising under
or in connection with this Agreement shall be settled by binding arbitration under the rules of the American Arbitration Association then in effect. Arbitration shall be held in Salt Lake City, Utah, and judgment on the arbitrator's award may be entered in any court having appropriate jurisdiction.

(7) Time of the Essence. The parties acknowledge and agree that time is of the essence for performance of all obligations under this Agreement.

(8) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to provisions regarding conflicts of law.

(9) Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written agreement signed by authorized representatives of the parties.

(10) Notices. Any notices required or permitted to be given under this Agreement may be delivered to the addresses below in person, transmitted by facsimile, sent by pre-paid registered mail or pre-paid by reputable courier, provided that notice by facsimile must be followed within a reasonable time by a supplemental delivery by one of the other permitted methods. Notices shall be deemed given upon receipt by the receiving party.

If to E-Automate:

E-Automate Corporation
831 E. 340 S.
American Fork, UT 84003
Attention:  James K. Phillips

Fax: (801) 492-1704

If to Aspen:

Aspen Capital Resources, LLC
8989 South Schofield Circle
Sandy, UT 84093
Attention Joe K. Johnson

Fax:  (801) 501-9882


IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement effective as of the date set forth above.


E-AUTOMATE CORPORATION


By _____/s/ Lon D. Price_____________________
Lon D. Price
President and CEO



ASPEN CAPITAL RESOURCES


By _____/s/ Joe K. Johnson___________________
Joe K. Johnson
Manager